UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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OmniAmerican Bancorp, Inc.

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April 30, 2010
Dear Stockholder:
We cordially invite you to attend the first Annual Meeting of Stockholders of OmniAmerican Bancorp, Inc., the parent company of OmniAmerican Bank. The Annual Meeting will be held at The Fort Worth Club, Sunset Room, located at 306 West Seventh Street, Fort Worth, Texas, at 10:00 a.m., Central Time, on May 25, 2010.
The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. During the Annual Meeting we will also report on the operations of OmniAmerican Bank. Our directors and officers, as well as a representative of our independent registered public accounting firm, will be present to respond to any questions that stockholders may have.
The business to be conducted at the Annual Meeting includes the election of two directors and the ratification of the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for the year ending December 31, 2010.
Our Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interests of OmniAmerican Bancorp, Inc. and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each matter to be considered.
Also enclosed for your review is our Annual Report on Form 10-K for the year ended December 31, 2009, which contains detailed information concerning the activities and operating performance of OmniAmerican Bank. On behalf of the Board of Directors, please take a moment now to cast your vote on the enclosed proxy card. Please complete, sign, date and return the proxy card in the postage-paid envelope provided. Voting in advance of the Annual Meeting will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.
Sincerely,
Tim Carter
President and Chief Executive Officer

OMNIAMERICAN BANCORP, INC.
1320 South University Drive, Suite 900
Fort Worth, Texas 76107
(817) 367-4640
NOTICE OF
2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 25, 2010
Notice is hereby given that the 2010 Annual Meeting of Stockholders of OmniAmerican Bancorp, Inc. (the “Meeting”) will be held at The Fort Worth Club, Sunset Room, 306 West Seventh Street, Fort Worth, Texas, on May 25, 2010 at 10:00 a.m., Central Time.
A Proxy Card and a Proxy Statement for the Meeting are enclosed.
The Meeting is for the purpose of considering and acting upon:
1.	The election of two directors;
2.	The ratification of the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for the year ending December 31, 2010; and
such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.
Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on April 20, 2010, are the stockholders entitled to vote at the Meeting, and any adjournments thereof.
EVEN IF YOU DO NOT PLAN TO ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE YOUR SHARES ON YOUR PROXY BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY THAT YOU GIVE MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. YOU MAY REVOKE A PROXY BY FILING WITH THE SECRETARY OF OMNIAMERICAN BANCORP, INC. A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
The Notice and Proxy Statement, Annual Report on Form 10-K and Proxy Card are available at www.cfpproxy.com/6768.
By Order of the Board of Directors
Mary-Margaret Lemons
Corporate Secretary
Fort Worth, Texas
April 30, 2010
A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

Proxy Statement
OMNIAMERICAN BANCORP, INC.
1320 South University Drive, Suite 900
Fort Worth, Texas 76107
(817) 367-4640
2010 ANNUAL MEETING OF STOCKHOLDERS
May 25, 2010
This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of OmniAmerican Bancorp, Inc. to be used at the 2010 Annual Meeting of Stockholders of OmniAmerican Bancorp, Inc., which will be held at The Fort Worth Club, Sunset Room, 306 West Seventh Street, Fort Worth, Texas, on May 25, 2010, at 10:00 a.m., Central Time, and all adjournments of the annual meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about April 30, 2010.
REVOCATION OF PROXIES
Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies solicited on behalf of our Board of Directors will be voted in accordance with the directions given thereon. You may vote by signing and returning your Proxy Card to OmniAmerican Bancorp, Inc. Proxies we receive that are signed, but contain no instructions for voting, will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the annual meeting.
Proxies may be revoked by sending written notice of revocation to the Secretary of OmniAmerican Bancorp, Inc., Mary-Margaret Lemons, at the address shown above, or by returning a duly executed proxy bearing a later date by mail, as described on your Proxy Card. The presence at the annual meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to the Secretary prior to the voting of such proxy.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
Holders of record of our shares of common stock, par value $0.01 per share, as of the close of business on April 20, 2010 are entitled to one vote for each share then held. As of April 20, 2010, there were 11,902,500 shares of common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.
As to the election of directors, the Proxy Card being provided by the Board of Directors enables a stockholder to vote FOR ALL NOMINEES proposed by the Board, to WITHHOLD AUTHORITY FOR ALL NOMINEES or to vote FOR ALL EXCEPT one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.
As to the ratification of McGladrey & Pullen, LLP as our independent registered public accounting firm, by checking the appropriate box, a stockholder may: (i) vote FOR the ratification; (ii) vote AGAINST the ratification; or (iii) ABSTAIN from voting on such ratification. The affirmative vote of a majority of the votes cast at the annual meeting is required for the ratification of McGladrey & Pullen, LLP as the independent registered public accounting firm for the year ending December 31, 2010. Shares as to which the “ABSTAIN” box has been selected on the proxy card will be counted as shares represented and entitled to vote and will have the same effect as a vote against the matter. Broker non-votes are not entitled to vote on the matter.

As provided in Section D of Article 5 of our Articles of Incorporation, record holders who beneficially own in excess of 10% of the outstanding shares of our common stock are not entitled to vote any shares held in excess of this 10% limit. Subject to certain exceptions, a person is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person. The Board of Directors of OmniAmerican Bancorp, Inc. is authorized to construe and apply the provisions of Section D of Article 5 of the Articles of Incorporation, and to make all determinations it deems necessary or desirable to implement them, including determining the number of shares beneficially owned by any person and whether a person is an affiliate of or has an arrangement or agreement with another person, and to demand certain information from any person who is reasonably believed to beneficially own stock in excess of the 10% limit and reimbursement for all expenses incurred by OmniAmerican Bancorp, Inc. in connection with an investigation conducted by the Board of Directors pursuant to the provisions of Article 5, Section D of the Articles of Incorporation.
Persons and groups who beneficially own in excess of 5% of our shares of common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934. The following table sets forth, as of April 20, 2010, the shares of our common stock beneficially owned by each person known to us who was the beneficial owner of more than 5% of the outstanding shares of our common stock.

	Amount of Shares
	Owned and Nature		Percent of Shares
Name and Address of	of Beneficial		of Common Stock
Beneficial Owners	Ownership (1)		Outstanding
Clover Partners, L.P. Clover Investments, LLC Michael C. Mewhinney 2100 McKinney Ave, Suite 1500 Dallas, Texas 75201	625,000	(2)	5.5%

OmniAmerican Bank Employee Stock Ownership Plan 1320 South University Drive, Suite 900 Fort Worth, Texas 76107	952,200		8.0%

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2010. Clover Partners, L.P., Clover Investments, LLC and Michael C. Mewhinney have shared voting and investment power over all 625,000 shares.
Participants in the OmniAmerican Bank Employee Stock Ownership Plan or 401(k) Plan
If you participate in the OmniAmerican Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold OmniAmerican Bancorp, Inc. common stock through the OmniAmerican Bank 401(k) Profit Sharing Plan (the “401(k) Plan”), you will receive vote authorization forms for the plans that reflect all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated (or deemed allocated) to his or her account. If no shares of common stock have been allocated to participants’ accounts at the time that stockholder’s are entitled to vote, each eligible participant will be deemed to have one share allocated to his or her account for the sole purpose of providing the ESOP Trustee with voting instructions. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of OmniAmerican Bancorp, Inc. common stock held by the ESOP and deemed allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to provide instructions for all shares credited to his or her 401(k) Plan account and held in the OmniAmerican Bancorp, Inc. Stock Fund. Shares for which no voting instructions are given or for which instructions were not timely received will be voted in the same proportion as shares for which voting instructions were received. The deadline for returning your voting instructions is May 18, 2010.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board of Directors consists of nine members. Our bylaws provide that approximately one-third of the directors are to be elected annually. Our directors are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors shall have been elected and shall qualify. Two directors will be elected at the annual meeting and will serve until their successors have been elected and qualified. The Nominating and Corporate Governance Committee has nominated Elaine Anderson and James Herring to serve as directors for three-year terms. Each nominee is currently a member of the Board of Directors.
The table below sets forth certain information regarding the composition of our Board of Directors as of April 20, 2010, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the annual meeting for the election of the nominees identified below. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Nominating and Corporate Governance Committee may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

					Shares of Common
				Current	Stock Beneficially
			Director	Term to	Owned on Record		Percent
Names and Addresses(1)	Age(2)	Positions Held	Since(3)	Expire	Date(4)		of Class
		NOMINEES
Elaine Anderson	57	Vice Chairman	1996	2010	16,930	(5)	*
James Herring	67	Director	1994	2010	13,000	(6)	*
							*
	DIRECTORS CONTINUING IN OFFICE

Tim Carter	55	President, Chief Executive	2007	2011	20,139	(7)	*
		Officer and Director
Joan Anthony	59	Director	1995	2011	5,000		*
Norman G. Carroll	66	Director	1996	2011	4,000	(8)	*
Patrick D. Conley	51	Director	2006	2011	9,629	(9)	*
Wayne P. Burchfield, Jr.	57	Chairman of the Board	2001	2012	7,200	(10)	*
Patti Callan	51	Director	2006	2012	10,000	(11)	*
John F. Sammons, Jr.	60	Director	2009	2012	20,516		*

	EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Deborah B. Wilkinson	59	Senior Executive Vice	N/A	N/A	10,005	(12)	*
		President and Chief Financial Officer
Terry M. Almon	54	Senior Executive Vice	N/A	N/A	11,502	(13)	*
		President and Chief Operating Officer
Anne Holland	47	Senior Executive Vice	N/A	N/A	26,608	(14)	*
		President and Chief Lending Officer
Robert E. Havran	61	Executive Vice President,	N/A	N/A	16,381	(15)	*
		Mortgage Lending
T.L. Arnold, Jr.	46	Executive Vice President and	N/A	N/A	2,000	(16)	*
		Chief Credit Officer
Maria Jones	60	Executive Vice President,	N/A	N/A	1,055	(17)	*
		Human Resources and Training
All Directors and Executive Officers as a Group (15 persons)					173,965	(18)	1.5%

(1)	The mailing address for each person listed is 1320 South University Drive, Suite 900, Fort Worth, Texas 76107.
(footnotes continued on next page)

(2)	As of April 20, 2010.

(3)	Reflects initial appointment to the Board of Directors of the mutual and credit union predecessors of OmniAmerican Bank.

(4)	See definition of “beneficial ownership” in the table in “Security Ownership of Certain Beneficial Owners.”

(5)	Includes 13,930 shares of common stock held in Ms. Anderson’s spouse’s individual retirement account.

(6)	Includes 6,600 shares of common stock held in Mr. Herring’s individual retirement account and 1,100 shares held by his spouse’s individual retirement account.

(7)	Includes 12,800 shares of common stock held in Mr. Carter’s individual retirement account and 7,339 shares held in his 401(k) plan account.

(8)	Includes 3,000 shares of common stock held in Mr. Carroll’s individual retirement account and 1,000 shares held in his spouse’s individual retirement account.

(9)	Includes 9,629 shares of common stock held in Mr. Conley’s individual retirement account

(10)	Includes 7,200 shares of common stock held in Mr. Burchfield’s individual retirement account.

(11)	Includes 10,000 shares of common stock held in Ms. Callan’s individual retirement account.

(12)	Includes 6,405 shares of common stock held in Ms. Wilkinson’s 401(k) plan account.

(13)	Includes 11,502 shares of common stock held in Ms. Almon’s 401(k) plan account.

(14)	Includes 23,061 shares of common stock held in Ms. Holland’s individual retirement account and 3,547 shares held in her 401(k) plan account.

(15)	Includes 6,381 shares of common stock held in Mr. Havran’s 401(k) plan account, 5,000 shares held in a trust and 5,000 shares held by his spouse.

(16)	Includes 2,000 shares of common stock held in Mr. Arnold’s 401(k) plan account.

(17)	Includes 1,055 shares of common stock held in Ms. Jones’ 401(k) plan account.

(18)	Does not include shares held by our employee stock ownership plan, which as of the record date, have not yet been allocated to specific participants. These shares are voted by the Trustee in the same proportion as the deemed allocated shares are voted by the employee stock ownership plan participants, unless its fiduciary duties require otherwise.

*	Less than 1%.
Directors
The principal occupation during the past five years of each of our directors is set forth below. All directors have held their present positions for five years unless otherwise stated.
Elaine Anderson has served as Senior Vice President and Chief Compliance Officer of Texas Health Resources, a 14 hospital health care system, since July 1991. She is also a certified public accountant. Her prior professional experience includes serving in various positions with the international accounting firm, PricewaterhouseCoopers, from 1980 to 1991. Ms. Anderson’s accounting experience qualifies her to serve as our “audit committee financial expert” and to serve as chairman of our Audit Committee, making her a valuable member of our Board.
Joan Anthony is a Human Resource Business Partner for Interstate Batteries, Inc., a wholesaler and retailer of replacement brand batteries in North America. Previously, from 1999 to 2006, she was the Regional Human Resource Manager for Republic Beverage Company, a wine/spirits distributor in Texas. Ms. Anthony’s experience in human resources led to her selection as Chairman of the Compensation Committee. Her knowledge of compensation issues makes her well qualified to serve as a director.
Wayne P. Burchfield, Jr. is a certified public accountant and is President of Wayne P. Burchfield, Jr., P.C. He has been a practicing accountant for over 30 years. Mr. Burchfield’s public accounting experience and understanding of financial statements led to his selection as Chairman of the Board and as a member of the Audit Committee.
Patti Callan, is a principal of Callan Consulting and has provided services for the healthcare and insurance industries in the Dallas/Fort Worth area since 2001. Formerly she held executive management positions for regional and national insurance companies and owned an independent insurance agency. Ms. Callan’s extensive business experience qualifies her to serve as a director.
Norman G. Carroll is currently retired. He was a Senior Procurement Specialist at Bell Helicopter Textron, Inc., a major aircraft manufacturer, from 1979 to 2006. Mr. Carroll has more than 40 years experience in the development and procurement for the manufacture of military and civilian aircraft. He also was responsible for the management of procurement and contracts for all supplies, equipment, and services required for five major facilities with more than 6,000 employees in the Dallas and Fort Worth area. His business experience and continued involvement in the local community provides unique organizational skills and business insight to the Board’s deliberations.

Tim Carter has served as the President and Chief Executive Officer of OmniAmerican Bank since 2007. From 2004 until joining OmniAmerican Bank, he was the President and Chief Executive Officer of United Way of Metropolitan Tarrant County. Mr. Carter has over 25 years of banking experience, including serving as President of Texas Commerce Bank-Fort Worth and Chairman of Chase Bank-Fort Worth, which qualify him to serve as a director. Mr. Carter was also the Mayor of the City of Bellaire from 1988 to 1992.
Patrick D. Conley has served as an Audit Supervisor with the Office of the Inspector General of the U.S. Department of Transportation since 1999. He also is a Certified Public Accountant. Mr. Conley’s experience supervising audits has allowed him to serve on our Audit Committee, making him a valuable member of our Board.
James Herring is the owner of Herring Construction Co. Mr. Herring also served as the Mayor of the City of White Settlement from 1981 to 2002. His experience in managing a local business and his community involvement led to his appointment to the Board.
John F. Sammons, Jr. is the Chairman and Chief Executive Officer of Mid-States Services, Inc., which provides food, commissary and vending services to the corrections industry nationwide, and has served in that position since 1999. Mr. Sammons also served as the Mayor of the City of Temple, Texas, from 1980 to 1988. Mr. Sammons’s extensive business experience and knowledge of the local community led to his appointment as director.
Executive Officers who are not Directors
The principal occupation during the past five years of each of our executive officers, other than Mr. Carter, is set forth below. All executive officers have held their present positions for five years unless otherwise stated.
Terry M. Almon is Senior Executive Vice President and Chief Operating Officer of OmniAmerican Bank. She was appointed to her position in July of 2009. From 2007 to 2009, Ms. Almon was the owner of Oklahoma Community Capital Corporation, which was organized to purchase a bank, and also provided consulting services to small businesses and non-profit organizations. Ms. Almon has 19 years of experience in the banking industry, including serving as President and Chief Executive Officer of Arkansas Valley State Bank, Broken Arrow, Oklahoma, between 2000 and 2007. She has also served as Senior Vice President at Oklahoma National Bank, Tulsa, Oklahoma, and Senior Vice President at Stillwater National Bank, Stillwater, Oklahoma.
Deborah B. Wilkinson has served as Senior Executive Vice President and Chief Financial Officer of OmniAmerican Bank since July 2009. She has been with OmniAmerican Bank since 2006, serving most recently as Executive Vice President and Chief Financial Officer. From 2003 to 2006, she was the Executive Vice President of Operations and Administration of Marquette Commercial Finance, Inc., Fort Worth, Texas, a specialized financial services provider.
Anne Holland has been Senior Executive Vice President and Chief Lending Officer of OmniAmerican Bank since 2009. She also served as Executive Vice President of OmniAmerican Bank’s Private Bank, beginning in 2008. She is a certified financial planner and licensed securities representative. From 2001 to 2008, she served as a financial consultant and project manager to a variety of financial and real estate companies and associations. From 1985 to 2001, Ms. Holland held various positions at JP Morgan Chase and its predecessors.
Robert E. Havran has been Executive Vice President of Mortgage Banking of OmniAmerican Bank since 2006. From 1997 to 2006, he was Senior Vice President and Manager of the Professional and Executive Group of the Mortgage Department at Compass Bank (formerly Texas Bank) in Fort Worth, Texas.
T.L. Arnold, Jr. has served as Executive Vice President and Chief Credit Officer of OmniAmerican Bank since August 2009. He has been with OmniAmerican Bank since 2008, serving most recently as Senior Vice President and Chief Credit Officer. From 2007 to 2008, he was a Senior Credit Officer at Marquette Financial Companies. From 2003 to 2007, Mr. Arnold was Executive Vice President/Portfolio Manager of Marquette Commercial Finance, Inc.
Maria Jones has served as Executive Vice President, Human Resources and Training of OmniAmerican Bank since July 2008. She has been with OmniAmerican Bank since 2006, serving most recently as Senior Vice President, Human Resources. Previously, she was Senior Vice President, Human Resources and Training at Compass Bank (formerly Texas Bank) from 1997 until 2006.

Board Independence
The Board of Directors has determined that each of our directors, with the exception of President and Chief Executive Officer Tim Carter, is “independent” as defined in the listing standards of the NASDAQ Stock Market. Mr. Carter is not independent because he is one of our executive officers. There were no transactions not required to be reported under “—Transactions With Certain Related Persons,” below that were considered in determining the independence of our directors.
Board Leadership Structure and Risk Oversight
Our Board of Directors is chaired by Wayne Burchfield, Jr., who is a non-executive director. This structure ensures a greater role for the independent directors in the oversight of OmniAmerican Bancorp, Inc. and OmniAmerican Bank and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.
The Board of Directors is actively involved in oversight of risks that could affect OmniAmerican Bancorp, Inc. This oversight is conducted primarily through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within OmniAmerican Bancorp, Inc. Risks relating to the direct operations of OmniAmerican Bank are further overseen by the Board of Directors of OmniAmerican Bank, who are the same individuals who serve on the Board of Directors of OmniAmerican Bancorp, Inc. The Board of Directors of OmniAmerican Bank also has additional committees that conduct risk oversight separate from OmniAmerican Bancorp, Inc. Further, the Board of Directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to the organization.
Meetings and Committees of the Board of Directors
The business of OmniAmerican Bancorp, Inc. is conducted at regular and special meetings of the full Board and its standing committees. In addition, our independent directors meet in executive sessions. The standing committees consist of the Audit, Compensation and Nominating and Corporate Governance Committees. OmniAmerican Bancorp, Inc. was not an operating company in 2009. During the year ended December 31, 2009, the Board of Directors of OmniAmerican Bank met at 12 regular meetings and three special meetings. No member of the Board or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director); and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served). The duties and responsibilities of the Compensation, Audit and Nominating and Corporate Governance Committees are as follows.
Compensation Committee. The Compensation Committee is composed of independent, non-employee directors who are not eligible to participate in management compensation programs. The current members of the Compensation Committee consist of Directors Anthony, who serves as Chairman, Callan, Herring, Sammons and Anderson. The Compensation Committee meets at least quarterly, or more frequently if necessary. Our Compensation Committee has adopted a written charter, which is available on our website at http://www.OmniAmerican.com. The Compensation Committee of OmniAmerican Bank met eight times during the year ended December 31, 2009. The purpose of the Compensation Committee is to, among other things, evaluate:
•	the compensation of the executive officers, other senior officers and employees, including oversight of base salary, bonus, incentive compensation and other benefits and perquisites; and
•	the performance of the Chief Executive Officer on an annual basis and approve the base salary, bonus and incentive compensation of the Chief Executive Officer.

In furtherance of these objectives, the Compensation Committee is responsible, among other things, for:
•	approving the corporate compensation philosophy, including overseeing and monitoring the executive compensation policies, plans and programs for such officers to ensure that they are consistent with the compensation philosophy and the long-term interests of our stockholders;
•	reviewing and, if appropriate, amending and approving management’s recommendations for compensation issues such as salary ranges, annual merit increases, annual bonuses and long-term incentive plans, including in the future, equity-based compensation programs such as stock options and restricted stock awards;
•	annually reviewing the Chief Executive Officer’s evaluation of the performance of the senior executives who report directly to the Chief Executive Officer in connection with its overall review of executive compensation;
•	evaluating, reviewing and approving the execution of management contracts, change in control agreements and severance agreements for senior executives and reviewing the annual renewal of such contracts;
•	reviewing and approving all employee benefit plans, including retirement plans and health insurance; and
•	recommending to the full Board of Directors the compensation for directors.
The Compensation Committee shall have available to it the resources and authority necessary to properly discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants. The Compensation Committee, in performing these duties and responsibilities with respect to director and executive officer compensation, relies on the assistance of professionals within our Human Resources Department. In addition, the Compensation Committee sometimes utilizes survey information provided by compensation consultants in recommending compensation levels.
Audit Committee. The Audit Committee consists of Directors Anderson, who serves as Chairman, Burchfield, Carroll and Conley. Each member of the Audit Committee is “independent” as defined in the NASDAQ corporate governance listing standards and under Securities and Exchange Commission Rule 10A-3. The Board of Directors has determined that Ms. Anderson qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Information with respect to the experience of Ms. Anderson is included in “—Directors.” Our Audit Committee has adopted a written charter, which is available on our website at http://www.OmniAmerican.com. The Audit Committee of OmniAmerican Bank met 12 times during the year ended December 31, 2009.
The duties and responsibilities of the Audit Committee include, among other things:
•	retaining, overseeing and evaluating an independent registered public accounting firm to audit our annual financial statements;
•	overseeing our external financial reporting processes;
•	approving all engagements for audit and non-audit services by the independent registered public accounting firm;
•	reviewing the audited financial statements with management and the independent registered public accounting firm;
•	considering whether certain relationships with the independent registered public accounting firm and the provision by the independent registered public accounting firm of services not related to the annual audit and quarterly reviews is consistent with maintaining the independent registered public accounting firm’s independence;
•	overseeing the activities of the internal audit staff and reviewing management’s administration of the system of internal accounting controls; and
•	conducting an annual performance evaluation of the Committee and annually reviewing the adequacy of its charter.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Directors Herring, who serves as Chairman, Anthony, Carroll, Conley and Callan. Each member of the Nominating and Corporate Governance Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. Our Nominating and Corporate Governance Committee has adopted a written charter, which is available on our website at http://www.OmniAmerican.com. The Nominating and Corporate Governance Committee of OmniAmerican Bank met one time during the year ended December 31, 2009.
The functions of the Nominating and Corporate Governance Committee include the following:
•	leading the search for individuals qualified to become members of the Board and selecting director nominees to be presented for stockholder approval;
•	developing and recommending to the Board of Directors other specific criteria for the selection of individuals to be considered for election or re-election to the Board of Directors;
•	adopting procedures for the submission of recommendations by stockholders for nominees for the Board of Directors; and
•	conducting an annual performance evaluation of the Committee and annually reviewing the adequacy of its charter and recommending any proposed changes to the Board of Directors.
The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees, if it chooses to do so. The Nominating and Corporate Governance Committee would seek to identify a candidate who, at a minimum, satisfies the following criteria:
•	financial, regulatory and business experience;
•	familiarity with and participation in the local community;
•	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;
•	dedication to OmniAmerican Bancorp, Inc. and its stockholders; and
•	independence.
The Nominating and Corporate Governance Committee will also consider any other factors the Nominating and Corporate Governance Committee deems relevant, including age, diversity of our stockholders, employees, customers and community, size of the Board of Directors and regulatory disclosure obligations. With respect to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence. Although the Nominating and Corporate Governance Committee and the Board do not have a formal policy with regard to the consideration of diversity in identifying a director nominee, diversity is considered in the identification process. While attributes such as relevant experience, financial acumen, and formal education are always considered in the identification process, the Nominating and Corporate Governance Committee and the Board will also evaluate a potential director nominee’s personal character, community involvement, and willingness to serve so that he or she can help further our role as a community-based financial institution.

Procedures for the Recommendation of Director Nominees by Stockholders. The Nominating and Corporate Governance Committee has adopted procedures for the submission of recommendations for director nominees by stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating and Corporate Governance Committee will consider candidates submitted by our stockholders. Stockholders can submit the names of qualified candidates for Director by writing to us at 1320 South University Drive, Suite 900, Fort Worth, Texas 76107, Attention: Corporate Secretary. The Corporate Secretary must receive a submission for consideration for the 2011 Annual Meeting of Stockholders no later than November 1, 2010.
The submission must include the following information:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee;
•	the name and address of the stockholder as they appear on our books, and number of shares of our common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);
•	the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);
•	a statement of the candidate’s business and educational experience;
•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;
•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of OmniAmerican Bancorp, Inc. or its affiliates;
•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	a statement of the candidate that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.
A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in our Bylaws.
Stockholder Communications with the Board. A stockholder of OmniAmerican Bancorp, Inc. who wants to communicate with the Board of Directors or with any individual director can write to: Board of Directors, OmniAmerican Bancorp, Inc., 1320 South University Drive, Suite 900, Fort Worth, Texas 76107, Attention: Corporate Secretary. The letter should indicate that the author is a stockholder of OmniAmerican Bancorp, Inc. and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:
•	forward the communication to the director or directors to whom it is addressed;
•	attempt to handle the inquiry directly, for example, a request for information about us on a stock-related matter may be forwarded to our stockholder relations officer; or
•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

Management shall make these communications that were not forwarded available to the directors on request.
Attendance at Annual Meetings of Stockholders
Although we do not have a formal written policy regarding director attendance at annual meetings of stockholders, it is expected that directors will attend these meetings, absent unavoidable scheduling conflicts. The 2010 Annual Meeting of Stockholders is our first annual meeting.
Code of Ethics
We have adopted a Code of Ethics that is applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is available on our website at http://www.OmniAmerican.com. Amendments to and waivers from the Code of Ethics with respect to directors and executive officers will also be disclosed on our website.
Code of Conduct
We have adopted a Code of Conduct that is applicable to all employees. Each year, the employees are trained with respect to their responsibilities under, and acknowledge that they understand their responsibilities and will comply with all aspects of, the Code of Conduct.
Audit Committee Report
The Audit Committee has issued a report that states as follows:
•	we have reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements for the year ended December 31, 2009;
•	we have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and
•	we have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and have discussed with the independent registered public accounting firm their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.
This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and this report shall not otherwise be deemed “soliciting material” or filed with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

This report has been provided by the Audit Committee, which consists of Directors Anderson (Chairman), Burchfield, Carroll and Conley.
Section 16(a) Beneficial Ownership Reporting Compliance
The common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. The officers and directors of OmniAmerican Bancorp, Inc. and beneficial owners of greater than 10% of our shares of common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership. Securities and Exchange Commission rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the shares of common stock to file a Form 3, 4 or 5 on a timely basis. Based on our review of such ownership reports, we believe that no officer, director or 10% beneficial owner of OmniAmerican Bancorp, Inc. failed to file such ownership reports on a timely basis for the year ended December 31, 2009.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer. The Compensation Committee consists of Directors Anthony, who serves as Chairman, Callan, Herring, Sammons and Anderson. None of these individuals was an officer or employee of OmniAmerican Bank during the year ended December 31, 2009, or is a former officer of OmniAmerican Bank. None of the members of the Compensation Committee had any relationship requiring disclosure under “—Transactions with Certain Related Persons.”
During the year ended December 31, 2009, (i) no executive of OmniAmerican Bank served as a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of OmniAmerican Bank; (ii) no executive officer of OmniAmerican Bank served as a director of another entity, one of whose executive officers served on the Compensation Committee of OmniAmerican Bank; and (iii) no executive officer of OmniAmerican Bank served as a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of OmniAmerican Bank.
Compensation Committee Report
The Compensation Committee has issued a report that states that it has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Proxy Statement.
This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and this report shall not otherwise be deemed “soliciting material” or filed with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.
This report has been provided by the Compensation Committee, which consists of Directors Anthony, who serves as Chairman, Callan, Herring, Sammons and Anderson.
Compensation Discussion and Analysis
Our Compensation Philosophy. Our compensation philosophy begins with the premise that the success of OmniAmerican Bancorp, Inc. depends, in large part, on the dedication and commitment of the people we place in key management positions, and the incentives we provide such persons to successfully implement our business strategy and other corporate objectives. However, we recognize that OmniAmerican Bank operates in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation alternatives to enable us to compete with our peers as we seek to attract and retain key personnel.

We intend to base our compensation decisions as a public company on four basic principles:
•	Meeting the Demands of the Market — Our goal is to compensate our employees at competitive levels so we are considered the employer of choice among our peers who provide similar financial services in the markets we serve;
•	Aligning Management’s Interest with Stockholders — We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our stockholders;
•	Driving Performance — We will base compensation in part on the attainment of company-wide, business unit and individual targets that contribute to our earnings; and
•	Reflecting our Business Philosophy — Our approach to compensation reflects our values and the way we do business in the communities we serve.
Prior to our initial public offering, our compensation program relied on two primary elements: (i) base compensation or salary; and (ii) discretionary cash-based, short-term incentive compensation. Following our initial public offering, we expect that equity-based, long-term incentive compensation will also become an important element of our executive compensation program. Our ability to introduce equity awards to our compensation mix will depend on stockholder approval of an equity-based compensation program and compliance with applicable regulatory guidelines relating to such programs. As a public company, we believe that we can meet the objectives of our compensation philosophy by achieving a balance among these three elements of compensation that is competitive with our industry peers and that creates appropriate incentives for our management team. To achieve the necessary balance, we expect that the Compensation Committee of our Board of Directors will work closely with independent compensation consultants to provide us with their expertise on competitive compensation practices and help us evaluate and compare our compensation program and financial performance with that of our peers.
To date, executive officers have been compensated only for their services to OmniAmerican Bank. OmniAmerican Bank expects to continue this practice. OmniAmerican Bancorp, Inc. will not pay any additional or separate compensation until we have a business reason to establish separate compensation programs. However, any future equity-based awards made as part of OmniAmerican Bank’s executive compensation will be made in OmniAmerican Bancorp, Inc. common stock rather than OmniAmerican Bank common stock.
This discussion is focused primarily on the compensation of our Named Executive Officers, each of whom is named in the Summary Compensation Table which appears later in this section.
Role of the Compensation Committee. The Compensation Committee of OmniAmerican Bank’s Board of Directors is appointed annually by the Board of Directors and is responsible for overseeing and making recommendations to the Board of Directors with respect to the compensation of the Named Executive Officers, including the President and Chief Executive Officer. As part of these duties, the Compensation Committee conducts an annual performance review of the President and Chief Executive Officer and, in consultation with the President and Chief Executive Officer and Executive Vice President Human Resources and Training, reviews the performance of each other Named Executive Officer. The Board of Directors has ultimate authority to approve the compensation of all Named Executive Officers, including the President and Chief Executive Officer.
The Compensation Committee ensures that the compensation programs are designed to encourage high levels of performance and provide ongoing professional development, promote accountability and adherence to our Code of Ethics and Business Conduct policies, ensure employee performance is aligned with the short-term and long-term strategic goals of OmniAmerican Bank and to serve the best interests of the organization. The Compensation Committee also reviews, oversees, and approves (prior to recommendation to the Board of Directors for final approval) the management and implementation of OmniAmerican Bank’s principal employee benefit plans. The Compensation Committee may undertake other duties related to oversight of OmniAmerican Bank’s human resources function. The Compensation Committee has a formal charter that describes the Committee’s scope of authority and its duties.

The Compensation Committee consists of the following directors: Ms. Anthony (Chair), Ms. Anderson, Ms. Callan, Mr. Herring and Mr. Sammons, Jr., all of whom are “independent” within the meaning of Rule 5605 of the Nasdaq Stock Market.
Role of Executives in Committee Activities. The executive officers who serve as a resource to the Compensation Committee are the President and Chief Executive Officer, the Senior Executive Vice President and Chief Financial Officer and the Executive Vice President, Human Resources and Training. The President and Chief Executive Officer and the Executive Vice President, Human Resources and Training, provide the Compensation Committee with input regarding OmniAmerican Bank’s employee compensation philosophy, process, and compensation decisions for employees, including Named Executive Officers. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future evaluations, and otherwise supply information to assist the Compensation Committee. At the request of the Compensation Committee, the Executive Vice President, Human Resources and Training, communicates directly with third-party consultants, primarily to assist the Compensation Committee in evaluating relevant survey data and to evaluate the estimated financial impact regarding any proposed changes to the various components of compensation. The President and Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers and, along with the Executive Vice President, Human Resources and Training, expresses to the Compensation Committee his views on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year.
Executives participate in Compensation Committee activities purely in an informational and advisory capacity and have no vote on Compensation Committee matters. Neither the President and Chief Executive Officer nor the Senior Executive Vice President and Chief Financial Officer attend those portions of Compensation Committee meetings during which their performance is evaluated or their compensation is being determined. However, the Executive Vice President, Human Resources and Training generally attends all portions of the Compensation Committee meeting during which compensation matters are discussed. No executive officer other than the President and Chief Executive Officer and Executive Vice President, Human Resources and Training attends those portions of Compensation Committee meetings during which the performance of the Named Executive Officers is evaluated or their compensation is being determined.
Use of Consultants. The Compensation Committee periodically engages independent compensation consultants to assist it in the compensation process for Named Executive Officers. The consultants, who are retained by and report to the Compensation Committee, work with the Executive Vice President, Human Resources and Training in performing services for the Compensation Committee. In addition, the President and Chief Executive Officer, Senior Executive Vice President and Chief Financial Officer, and Executive Vice President, Human Resources and Training typically are requested to provide information and feedback. The consultants provide expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultants also provide survey data, and assist in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary and cash incentives from the survey and comparison group data. The Compensation Committee engaged the firm of Clark Consulting as its independent compensation consultant in 2007 to assist the Committee in determining the base salary and cash incentive targets for OmniAmerican Bank’s executive officers for the 2007 calendar year. A decision was made to forego changes in base salary for senior vice presidents and above in January 2008 as a part of our planning to control expenses of OmniAmerican Bank in the recessionary environment. Base salaries were evaluated and adjusted for senior executive officers and above, including the Named Executive Officers (other than our President and Chief Executive Officer), in July 2008. For the 2009 calendar year, OmniAmerican Bank retained The Whitney Smith Company as independent compensation consultants to assist the Compensation Committee in determining an appropriate mid-year increase in base salary for OmniAmerican Bank’s President and Chief Executive Officer.

Compensation Objectives. The overall objectives of OmniAmerican Bank’s compensation programs are to recruit and retain excellent management, officers and staff in critical positions, to motivate and reward employees and officers (including the Named Executive Officers) for performance, and to provide competitive compensation to attract talent to the organization. The methods used to achieve these goals for Named Executive Officers are strongly influenced by the compensation and employment practices of OmniAmerican Bank’s competitors within the financial services industry, and elsewhere in the marketplace. We also consider each Named Executive Officer’s individual performance and contribution in achieving corporate goals.
Our compensation program is designed to reward the Named Executive Officers based on their level of assigned management responsibilities, individual experience and performance levels, and knowledge of our organization. The creation of long-term value is highly dependent on the development and effective execution of a sound business strategy by our executive officers. Other considerations influencing the design of our executive compensation program are:
•	experience in the financial services industry that promotes the safe and sound operation of OmniAmerican Bank;
•	executives with sufficient experience in our markets relating to the needs of our customers, products and investments in various phases of the economic cycle;
•	disciplined decision-making that respects our business plan but adapts to change; and
•	the retention and development of incumbent executives who meet or exceed performance objectives. Recruiting executives can be expensive, unpredictable, and have a disruptive effect on our operations.
Components of Compensation. Compensation in 2009 consisted primarily of base salary, annual cash incentive awards based upon a cash incentive plan, broad-based benefits generally available to all full-time employees, and perquisites available only to certain Named Executive Officers.
Our 2009 compensation program for our Named Executive Officers consisted of the following key elements:
•	base salary, which is designed to provide a reasonable level of predictable income commensurate with market standards for the executive’s position;
•	non-equity incentive compensation;
•	modest retention bonuses for strategically selected key managers designed to provide continuity and stability of leadership; and
•	modest bonuses for selected senior officers who assisted in the successful completion of our initial public stock offering.
As noted above, we chose to forego increases to base salary for our senior vice presidents and above in January 2008; however, we re-evaluated salaries mid-year and implemented increases for our senior vice presidents and above, including our Named Executive Officers other than our President and Chief Executive Officer, commencing in July 2008. We increased the base salary of our President and Chief Executive Officer in September 2008.

In mid 2008, OmniAmerican Bank implemented an incentive compensation program for our executive officers, including the Named Executive Officers, other than the President and Chief Executive Officer. The incentive compensation program is based on the satisfaction of certain performance criteria defined specifically for each officer. Further measurements were defined in the first quarter of 2009 for the 2009 fiscal year and, on a going forward basis, incentive targets and criteria will be established prior to or in the first quarter of each succeeding year. Under the program, Named Executive Officers are entitled to an incentive bonus based on a predetermined percentage of their base salary if they meet certain performance targets, which may change from year to year. For 2009, the maximum bonus for our Named Executive Officers, other than our President and Chief Executive Officer, was approximately 22.5% of base salary, up to approximately $22,500. Levels of achievement were set at threshold and target, with the bonus level determined by the level of achievement of the performance criteria by the applicable individual. For 2010, the bonus potential (as a percentage of base salary) for our Named Executive Officers including our President and Chief Executive Officer, is based upon the following: President and CEO — 30%; Senior Executive Vice Presidents — 25%; Executive Vice Presidents — 20%; Senior Vice President — 7.5% and Management Committee Vice Presidents — 7.5%. Levels of achievement were set at threshold, target and maximum with the bonus level determined by the level of achievement of the performance criteria by the applicable individual.
Following the Office of Thrift Supervision’s formal and informal regulatory actions, we offered certain of our senior management retention bonuses to provide continuity and stability of leadership in key operational areas. These bonuses were paid in January 2009 and June 2009. We also paid discretionary bonuses in January 2010 to certain of our executives who were instrumental in successfully completing our initial public stock offering.
We also provide to our Named Executive Officers certain broad-based benefits available to all qualifying employees of OmniAmerican Bank, as well as fringe benefits and perquisites, and retirement and other termination benefits not generally available to all qualifying employees of OmniAmerican Bank.
The following summarizes the significant broad-based benefits in which the Named Executive Officers were eligible to participate during 2009:
•	a defined contribution 401(k) profit-sharing plan;
•	healthcare (medical, dental) coverage (all employees share between 15% to 66% of the cost, depending on their elections);
•	group term life insurance and accidental death and dismemberment (AD&D) policies;
•	long term disability insurance coverage;
•	health care and dependent care flexible spending accounts; and
•	several employee-paid supplemental insurance benefits available to full-time employees, including supplemental life insurance (coverage for spouses and children also offered); supplemental short-term disability; AFLAC/cancer; personal accident; personal recovery; intensive care; hospital care, long term care; vision care; Teladoc and Hyatt pre-paid legal coverage.
In addition, in January 2010, in connection with the completion of our offering, we adopted an employee stock ownership plan for the benefit of our employees, including our executive officers.
The Named Executive Officers also are eligible for an executive long-term disability plan, with a maximum monthly benefit of $2,500. The benefit is only available to our senior vice presidents and above. Mr. Havran is presently the only Named Executive Officer participating in this benefit.
OmniAmerican Bank provides our President and Chief Executive Officer with perquisites not generally available to its other Named Executive Officers. OmniAmerican Bank incurs the expense of one country club membership for Mr. Carter as well as memberships in other social and professional organizations and clubs in order to facilitate business development for OmniAmerican Bank. In lieu of a monthly automobile allowance, Mr. Carter has use of an automobile (including all operating expenses) owned by OmniAmerican Bank for business and personal use. Personal use of the automobile is reported as taxable income to Mr. Carter. In addition, we reimburse Mr. Carter for one-half of his premium cost on a supplemental life insurance policy with a death benefit of $1 million, as well as for the cost of medical, dental and vision coverage and short and long-term disability coverage. We also provide Mr. Carter and his spouse with long-term care insurance and pay the cost of his annual health examinations.

The components of our compensation programs have not materially changed in 2009. For 2009, we continue to measure short-term incentive compensation by identifying key corporate strategic goals and individual goals. In addition, we have generally increased base salary by approximately 3% to 6.25% to reflect merit increases to recognize performance, where applicable. However, based upon the results of the Whitney Smith compensation survey and comparison of banks in our peer group, the Compensation Committee increased the base salary of our President and Chief Executive Officer to $450,000 from $367,500, in recognition of his leadership and efforts. The Compensation Committee felt it was appropriate to increase his base salary to a level commensurate with the salary of similarly situated executives compensated at the 75th percentile of financial institutions with approximately $1 billion in assets.
In addition to the components of executive compensation described above, Mr. Carter has an employment agreement with OmniAmerican Bank. See “—Employment Agreements” for a description of this agreement and for information about potential payments upon termination of employment with OmniAmerican Bank. The employment agreement is designed to give OmniAmerican Bank the ability to retain the services of the designated executive while reducing, to the extent possible, unnecessary disruptions to OmniAmerican Bank’s operations. The agreement is for a three-year period, will be reviewed and renewed annually by the Compensation Committee of the Board of Directors, and will provide for salary and bonus payments, as well as certain additional post-employment benefits, primarily life insurance benefits and under certain conditions, health benefits.
We have also entered into a change in control agreement with each of our senior executive vice-presidents, Ms. Deborah B. Wilkinson, our Senior Executive Vice President and Chief Financial Officer, Ms. Terry Almon, our Senior Executive Vice President and Chief Operating Officer and Ms. Anne Holland, our Senior Executive Vice President and Chief Lending Officer. See “—Change in Control Agreements” for a description of these agreements and for information about potential payments upon termination of employment with OmniAmerican Bank.
Analyzing the Components of Compensation. Currently, the Compensation Committee analyzes the level and relative mix of each of the principal components of compensation for Named Executive Officers. The President and Chief Executive Officer and the Executive Vice President Human Resources and Training also make recommendations to the Committee relating to compensation to be paid to the other Named Executive Officers. Based on this analysis, the Compensation Committee makes annual recommendations to the independent members of the Board of Directors about each Named Executive Officer’s compensation.
The Compensation Committee reviews the other components of executive compensation (broad-based benefits and executive perquisites), but does not necessarily recommend changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular Named Executive Officer’s compensation. Decisions about these components of compensation are made without reference to the Named Executive Officers’ salary and annual cash incentives, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.
The Compensation Committee seeks to create what it believes is the best mix of base salary and annual cash incentives in delivering the Named Executive Officers’ total cash compensation. These components are evaluated in relation to market-based, benchmark data derived from information reported in publicly available proxy statements or from market survey data.
The Compensation Committee recommends for Board approval the base salary and annual incentive cash award components for each Named Executive Officer, including the President and Chief Executive Officer. Base salary changes are made mid-year with respect to Named Executive Officers. Such changes typically remain in effect for a 12-month period. For July 2009, base salary changes were made primarily based upon assessment of individual performance. With respect to the President and Chief Executive Officer, the Compensation Committee determined that it would be appropriate to increase the President and Chief Executive Officer’s base salary to a level that is in the 75th percentile of persons holding a comparable title in financial institutions of a similar size.
The process of assembling target total cash compensation for the Named Executive Officers is forward-looking in nature. The at-risk annual incentive cash award component is based on the expectation that target levels of performance will be achieved over the following year. Actual performance over the applicable measurement period may exceed or fall short of the targets resulting in the Named Executive Officer receiving an annual incentive cash award that is above or below the initial targeted level.

The annual incentive cash awards granted in 2008 were not taken into account by the Compensation Committee in the process of setting compensation targets for the 2009. The Committee believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to make up for below-target performance in prior years or decreased to account for above-target performance in prior years, the Committee would be diluting or eliminating the link between performance and reward.
The objective of the compensation-setting process is to establish the appropriate level and mix of total compensation for each Named Executive Officer. The Compensation Committee believes that the accounting treatment of any given element of total cash compensation is a relevant consideration in the design and compensation-setting process and considers the effect, as applicable, when determining total cash compensation.
The Compensation Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to certain Named Executive Officers of publicly traded companies is not deductible if it exceeds $1 million unless it qualifies as “performance-based compensation” as defined in the Internal Revenue Code and related tax regulations. Base salary is not a form of performance-based compensation. Many fringe benefits also do not qualify as performance-based compensation. Annual incentive cash awards may qualify as a form of performance-based compensation under the income tax regulations. In 2009 and for prior years, we have not been subject to tax deduction limitations under Section 162(m).
Exceptions to Procedures. The Compensation Committee may from time to time recommend to the full Board of Directors that they approve the payment of special cash compensation to one or more Named Executive Officers in addition to payments approved during the normal annual compensation-setting cycle. The Committee may make such a recommendation if it believes it would be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle.
The Committee will make off-cycle compensation decisions and recommendations whenever a current employee is promoted to executive officer status, or an executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires.
Committee Actions During 2008 and 2009 Affecting 2009 Compensation. As previously noted, a decision was made to forego changes in base salary for our senior vice presidents and above in January 2008 as part of our desire to control expenses of OmniAmerican Bank in the recessionary environment. The Compensation Committee re-evaluated this position in July 2008 and provided increases in base salary consistent with the marketplace at that time for our senior vice presidents and above, including our Named Executive Officers other than our President and Chief Executive Officer. The Compensation Committee increased the base salary of our President and Chief Executive Officer by five percent to $367,500 in September 2008. In addition, the Compensation Committee offered limited retention bonuses to certain key officers, including Ms. Deborah B. Wilkinson, our Senior Executive Vice President and Chief Financial Officer, Ms. Jane L. Adams, formerly our Executive Vice President and Chief Risk Officer, and Mr. Tony A. Lippert, formerly our Executive Vice President and Chief Information Officer. The Compensation Committee again reviewed base salaries of senior vice presidents and above in June 2009 and made certain market-based adjustments, effective in July 2009. In addition, commencing in 2008, the Compensation Committee implemented an incentive bonus program. Under the incentive bonus program, our Named Executive Officers other than our President and Chief Executive Officer, would be entitled to incentive bonuses upon the achievement of certain corporate and individual goals, which the Compensation Committee established with the assistance of the President and Chief Executive Officer and the Executive Vice President Human Resources and Training. No Executive Incentive bonuses were paid for 2009 due to OmniAmerican Bank not reaching the financial trigger.
Discretionary 2009 bonuses were paid to specific individuals who significantly contributed time and effort towards successfully completing our initial public stock offering. Such bonuses were paid in January 2010.

Annual Compensation-Chief Executive Officer. As noted above, the Compensation Committee recommends, and the Board of Directors approves, the base salary of its senior executive officers, including Mr. Carter, on a mid-year basis. Details regarding base salary and annual incentive cash awards are included in the detailed compensation tables following this section.
At the beginning of 2009, Mr. Carter’s base salary was $367,500. During the 2009 calendar year, the Compensation Committee retained The Whitney Smith Company to provide recommendations with respect to the base salary and cash incentive target for Mr. Carter’s mid-year salary adjustment. The Whitney Smith Company provided market survey data regarding CEO compensation for similarly sized financial institutions. The Executive Vice President, Human Resources and Training, reviewed the base salary and bonus information compiled by The Whitney Smith Company, and then formulated a recommendation for the base salary and annual incentive cash award components for the President and Chief Executive Officer for 2009. Due to Mr. Carter’s positive impact on the organization, base salary for Mr. Carter was targeted at approximately the 75th percentile of base salaries for executive officers in the same position at financial institutions with assets of approximately $1 billion dollars. Based upon this review, the Compensation Committee recommended that Mr. Carter’s base salary for the period from July 2009 to June 2010 be increased to $450,000. The Committee’s recommendation regarding Mr. Carter’s base salary for the period from July 2009 to June 2010 was approved by the full Board of Directors in June 2009.
Annual Compensation-Other Named Executive Officers. As noted above, as part of our cost containment efforts, no increases were made in the base salaries of any of our Named Executive Officers in January 2008. Base salaries were evaluated and adjusted for the senior vice presidents and above, including our Named Executive Officers (other than the President and Chief Executive Officer) in July 2008.
In July 2009, the Compensation Committee recommended, and the full the Board of Directors approved, the total cash components of annual compensation for all the Named Executive Officers. Details regarding base salary and annual incentive cash awards made to the Named Executive Officers are included in the detailed compensation tables following this section. The Committee evaluated the overall level of total cash compensation for each Named Executive Officer (other than the Chief Executive Officer) after considering the recent performance of OmniAmerican Bank and the role of each Named Executive Officer, the criticality of each Named Executive Officer to the future success of OmniAmerican Bank in attaining its goals and their experience, contribution and knowledge of our organization. In addition, the Compensation Committee reviewed information provided to it by our Executive Vice President Human Resources and Training.
After establishing the target value for each Named Executive Officer’s overall total cash compensation, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:
•	Base Salary: The Committee first set the 2009 mid-year base salary increases for each Named Executive Officer, within target dollar ranges contemplated by internal guidelines. Salary increases for the Named Executive Officers represented increases ranging from 3% to 6.25%, compared to base salaries for the 2008-2009 period. The mid-year 2009 base salary increases for the Named Executive Officer was approved by the full Board in June 2009, effective July 1, 2009.
In July 2009, the Committee established the base salary of each of our Named Executive Officers at $215,000 (for Ms. Wilkinson), $207,618 (for Ms. Adams) and $193,088 (for Mr. Havran), respectively. The Committee considered the mix of compensation components related to OmniAmerican Bank’s short and long-term strategic plans and the Named Executive Officers’ roles, experience, responsibilities and knowledge of the organization. In addition, in September 2009, Anne Holland was promoted to Senior Executive Vice President/Chief Lending Officer and her base salary at that time was increased to $200,000.
Employee Stock Ownership Plan. In connection with our initial public offering, the Board of Directors established an employee stock ownership plan. The employee stock ownership plan is a tax-qualified, broad-based employee benefit program. All Named Executive Officers, including the President and Chief Executive Officer, are eligible to receive benefits under this plan.

Executive Compensation
Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer, Tim Carter, our Senior Executive Vice President and Chief Financial Officer, Deborah B. Wilkinson, our Senior Executive Vice President and Chief Lending Officer, Anne Holland, our former Executive Vice President and Chief Risk Officer, Jane L. Adams, and our Executive Vice President of Mortgage Lending, Robert Havran, for the years ended December 31, 2009 and 2008. We refer to these individuals as “Named Executive Officers.”

Summary Compensation Table for the Year Ended December 31, 2009
							Change in
							Pension Value
							and
							Nonqualified
					Non-Equity		Deferred
Name and Principal					Incentive Plan		Compensation	All Other
Position	Year	Salary(1)	Bonus		Compensation		Earnings	Compensation(8)	Total
Tim Carter	2009	$422,902	$20,000	(2)	—		—	$60,896	$503,798
President and Chief Executive Officer	2008	$357,115	$110,250		—		—	$52,231	$519,596

Deborah B. Wilkinson	2009	$213,143	$30,000	(3)	—		—	$11,782	$254,925
Senior Executive Vice President and Chief Financial Officer	2008	$205,180	—		$14,000		—	$10,634	$229,814

Anne Holland (4)	2009	$182,976	$17,000	(5)	—		—	$14,774	$214,750
Senior Executive Vice President and Chief Lending Officer

Jane L. Adams(6)	2009	$204,602	—		—		—	$11,585	$216,187
Executive Vice President and Chief Risk Officer	2008	$220,133	$10,000		$13,000		—	$11,612	$254,745

Robert Havran	2009	$195,545	—		$156,000	(7)	—	$9,777	$361,322
Executive Vice President,	2008	$197,137	$70,034		$156,432		—	$9,857	$433,460
Mortgage Lending

(1)	2009 salary information includes salary deferral contributions to the OmniAmerican Bank 401(k) Plan of $12,250 for Mr. Carter, $10,657 for Ms. Wilkinson, $10,230 for Ms. Adams, $9,230 for Ms. Holland and $9,777 for Mr. Havran. 2008 salary information includes salary deferral contributions to the OmniAmerican Bank 401(k) Plan of $11,500 for Mr. Carter, $10,259 for Ms. Wilkinson, $5,637 for Ms. Holland, $11,007 for Ms. Adams and $9,857 for Mr. Havran.

(2)	2010 bonus includes a performance bonus of $20,000 for Mr. Carter related to the stock offering.

(3)	2009 bonus includes a retention bonus of $10,000 paid in June 2009 and a bonus of $20,000 for Ms. Wilkinson related to the successful completion of our initial public stock offering.

(4)	Anne Holland was promoted to Senior Executive Vice President in September 2009 and initially became a Named Executive Officer with respect to the 2009 fiscal year.

(5)	2009 bonus includes a retention bonus of $5,000 paid in June 2009 and a bonus of $12,000 for Ms. Holland related to the successful completion of our initial public stock offering.

(6)	Ms. Adams employment with OmniAmerican Bank was terminated in January 2010.

(7)	Incentive Plan for the Executive Vice President, Mortgage Lending provides Mr. Havran a bonus equal to 5% of the net income earned by the Mortgage Services Group before taxes, as reflected on the monthly income statement. For 2009, the bonus was capped at $156,000.

(8)	The amounts reflect what we have paid for, or reimbursed, the applicable Named Executive Officer for various benefits and perquisites which we provide. A break-down of the various elements of compensation in this column is set forth in the table immediately following.

	All Other Compensation(1)
	Mr. Carter	Ms. Wilkinson	Ms. Holland	Ms. Adams	Mr. Havran

Employer 401(k) Matching Contribution	$12,250	$10,657	$9,230	$10,230	$9,777

Personal Use of Auto	2,993	—	—	—	—

Executive Physical Examination	3,166	—	—	—	—

Executive Life Insurance	5,464	—	—	—	—

Club Memberships	11,664	—	3,927	—	—

Long Term Care Insurance	5,573	—	—	—	—

Other Incentive	—	1,125	—	750	—

Commissions	—	—	1,617	—	—

Reimbursements/Payments:
Medical	14,532	—	—	—	—
Dental/Vision	564	—	—	—	—
Short Term Disability	1,080	—	—	—	—
Long Term Disability	3,610	—	—	605	—

Total	$60,896	$11,782	$14,774	$11,585	$9,777

(1)	The amount shown in this table represents the break-down of the benefits and perquisites provided to the Named Executive Officers by OmniAmerican Bank.
Employment Agreement. OmniAmerican Bank entered into an employment agreement with Mr. Carter, effective February 23, 2010. The agreement has an initial term of three years. Unless notice of non-renewal is provided, the agreement renews annually so that the remaining term is three years. The agreement provides for payment of base salary, which will be reviewed at least annually, and which may be increased, but not decreased (except for a decrease not in excess of any decrease that is applicable generally to all executive officers, as defined at 12 U.S.C. § 215.2(e)). In addition to base salary, Mr. Carter is entitled to participate in the bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees, and will be reimbursed for business expenses incurred, including fees for memberships in one country club and certain other professional and social clubs and organizations. In addition, Mr. Carter will receive an automobile for his business and personal use under the agreement or will be reimbursed for use of his personal automobile.
In the event of Mr. Carter’s involuntary termination of employment for reasons other than cause, disability or death, or in the event Mr. Carter resigns during the term of the agreement for “good reason” (as defined in the employment agreement), including such a termination or resignation following a change in control of OmniAmerican Bancorp, Inc. or OmniAmerican Bank, Mr. Carter will be entitled to a severance payment equal to three times the sum of his base salary and average rate of bonus awarded to him during the prior three years payable in a single cash lump sum distribution; provided, however, that if termination is following a change in control, the severance payment will be equal to three times the sum of base salary and highest level of bonus paid during the year or any of the three preceding years. In addition, Mr. Carter will have the right to purchase such continued health care coverage for himself and his family as is available to employees of OmniAmerican Bank under federal and Texas state health care continuation laws for the maximum period permitted by law. OmniAmerican Bank will reimburse him for the premiums through the end of the health care continuation period provided by law and thereafter will assist Mr. Carter in purchasing individual coverage for the remainder of a period of 36 months by paying up to $5,000 per month for such coverage. In addition, OmniAmerican Bank will reimburse Mr. Carter for a period of three years following termination of employment for the cost of life insurance coverage substantially comparable to the coverage maintained by OmniAmerican Bank for him prior to his termination. With respect to the policy owned by Mr. Carter for which OmniAmerican Bank pays one-half of the premium, OmniAmerican Bank will continue to make such payments for 36 months following his termination. For purposes of this agreement, circumstances that constitute “good reason” to resign and receive such payments and benefits are substantially similar to the circumstances that are listed in Mr. Carter’s existing employment agreement.

In addition to payments due to termination without cause and following a change in control, OmniAmerican Bank will make limited payments to Mr. Carter in the event of his death or disability while employed. For information on such payments, see “Potential Payments to Named Executive Officers” below.
Upon termination of employment, other than in connection with a change in control, Mr. Carter agrees not to compete with OmniAmerican Bancorp, Inc. or OmniAmerican Bank for two years following his termination, within 25 miles of the locations in which OmniAmerican Bancorp, Inc. or OmniAmerican Bank has business operations or has filed an application for regulatory approval to establish an office.
Change in Control Agreements. OmniAmerican Bank entered into change in control agreements with Deborah Wilkinson, Senior Executive Vice President and Chief Financial Officer, Terry Almon, Senior Executive Vice President and Chief Operating Officer, and Anne Holland, Senior Executive Vice President and Chief Lending Officer, on March 29, 2010. The term of the agreements is for two years, renewable for an additional year on each anniversary date of the agreements, such that the remaining term of the agreements will always be for two years unless the Board of Directors determines not to renew the agreement after performing a comprehensive performance appraisal of executive.
In the event of a change in control of OmniAmerican Bancorp, Inc. or OmniAmerican Bank followed by the executive’s voluntary termination for “good reason” (as defined in the change of control agreements) or involuntary termination, other than for cause, the executive will be entitled to a severance payment.
In the event of a change in control followed by the executive’s involuntary termination other than for cause or resignation from employment for “good reason” the executive will be entitled to a severance payment equal to two times the sum of the executive’s base salary in effect as of the termination date, plus the highest rate of bonus earned by the executive during either the calendar year in which the termination occurs or the two calendar years immediately preceding the year in which the termination occurs. In addition, the executive will be entitled to continued health insurance coverage for the executive and the executive’s family as is customarily available to employees of OmniAmerican Bank and as required under federal and Texas health care continuation laws, and such coverage will be paid for or reimbursed by OmniAmerican Bank for two years following termination of employment or the maximum period of such coverage under the health care continuation law, whichever is less. Any cash severance payment will be made in a lump sum within 30 days following the executive’s termination date. The agreements provide that in the event the severance payments would include an “excess parachute payment” under Section 280G of the Internal Revenue Code, such benefits will be reduced accordingly to avoid penalties. For further information on the payments to our Named Executive Officers under these agreements, please see “Potential Payments to Named Executive Officers,” below.
Performance and Incentive Plan Awards. Prior to 2008, our bonus structure was purely discretionary and subjective. Beginning in 2008, and at the request and direction of our new President and Chief Executive Officer, OmniAmerican Bank implemented a non-equity incentive plan in accordance with which cash bonuses would be paid based on satisfaction of quantitative and qualitative performance criteria. For 2009, the performance criteria were approved mid-year and included quantitative and qualitative corporate goals and qualitative individual goals for each of our Named Executive Officers, other than our President and Chief Executive Officer or our Executive Vice President, Mortgage Lending. For 2009, the maximum bonus that any of our Named Executive Officers could achieve under this plan was approximately 22.5% of base salary, with a maximum bonus of approximately $22,500. Successful achievement of the corporate level goals accounted for 60% of the bonus, while achievement of individual goals accounted for 40% of the overall bonus for each Named Executive Officer. The corporate goals had five specific indicators, including: (i) financial performance based on exceeding $1 million in net income before taxes (which we exceeded by 39%); (ii) performance management, including turnover/retention (targeting a turnover ratio of less than 35%, which was less than our prior year’s turnover) and leadership/communications; (iii) achieving our strategic business plan (including achieving profitability in 10 of 12 months during the fiscal year and improving our internal processes); (iv) customer satisfaction; and (v) regulatory compliance (including satisfying the requirements of the memorandum of understanding and cease and desist order). Each indicator had two to three sub-categories of elements that must be achieved to successfully perform in that category. The weight ascribed to any particular indicator ranged from 0% to 20% with an aggregate weight of 60%. Individual goals varied and were tailored to the job responsibilities of each officer. Each of our Named Executive Officers had four to five qualitative indicators that must be achieved in order to receive the maximum potential bonus. For example, the indicators for our Chief Financial Officer included: (i) asset/liability management; (ii) financial and regulatory reporting; (iii) analysis, including feasibility analysis for new projects and products and analysis and implementation of cost savings initiatives; and (iv) facilities management, including strategic planning for branch locations. Our Chief Lending Officer’s individual goals included: (i) financial performance management for the lending services group; (ii) overall management of creating partnerships with branch personnel; (iii) implementation oversight of the strategic planning for 2010; and (iv) performance management to include leadership and communications. Our Chief Risk Officer’s individual goals included: (i) tracking and compliance with the areas of improvement itemized in certain regulatory actions issued by the Office of Thrift Supervision in May 2007; (ii) compliance with Bank Secrecy Act findings; (iii) developing risk management policies and procedures; (iv) developing and implementing an identity theft red flag program; and (iv) developing policies and procedures for a vendor management program. The weight ascribed to each of the Named Executive Officers individual goals ranged from 5% to 18% of the total bonus.

The following table sets forth for the year ended December 31, 2009 certain information as to grants of plan-based awards for the Named Executive Officers:

Grants of Plan-Based Awards For the Fiscal Year Ended 2009
		Estimated future payouts under non-equity incentive plan awards
Name	Grant date	Threshold	Target	Maximum

Deborah B. Wilkinson	1/1/2009	$7,613	$15,225	$22,838
Anne Holland	1/1/2009	$6,150	$15,000	$22,500
Jane L. Adams	1/1/2009	$7,559	$15,118	$22,677
For the 2009 calendar year, our incentive compensation plan required that OmniAmerican Bank have a threshold level of net earnings of $1 million in order for any cash bonuses to be paid and the satisfaction of individual or corporate goals. We did not achieve our threshold financial target for 2009. Consequently, no incentive compensation was paid under our incentive plan for 2009.
For 2010, our incentive compensation plan requires that OmniAmerican Bank have a threshold level of net earnings of $3 million before any cash bonuses are paid due to the satisfaction of individual and corporate goals. The bonus potential (as a percentage of base salary) for our Named Executive Officers, including our President and Chief Executive Officer, is based upon the following: President and CEO — 30%; Senior Executive Vice Presidents — 25%; Executive Vice Presidents — 20%; Senior Vice President — 7.5% and Management Committee Vice Presidents — 7.5%. Successful achievement of the corporate level goals will account for 50% of the bonus, while achievement of individual goals will account for 50% of the overall bonus for each Named Executive Officer. The corporate goals have three specific indicators, including: (i) financial performance based on exceeding $4.5 million in net income before taxes; (ii) risk management, including non-performing assets to total assets under 1.75%, net charge off percentage of less than 0.75%, average percentage of past due loans less than 1%, and satisfactory compliance/audit exam results; (iii) sales and service culture to include enhancing systems knowledge of our core applications, attaining budget on loan goals and deposit goals, and initiating a customer service survey to exceed our ratings. Each indicator has two to three sub-categories of elements that must be achieved to successfully perform in that category. The weight ascribed to any particular indicator will range from 0% to 20% with an aggregate weight of 50%. Individual goals vary and are tailored to the job responsibilities of each officer. Levels of achievement have been set at threshold, target and maximum, with the bonus level determined by the level of achievement of the performance criteria by the applicable individual.
Incentive Compensation Plan for President, Mortgage Services Group. In addition to the above-named incentive plan, we have adopted a plan solely for the benefit of Robert E. Havran, Executive Vice President, Mortgage Lending and the President of our Mortgage Services Group, a department of OmniAmerican Bank. Under this incentive plan, Mr. Havran is entitled to a bonus of up to five percent of the departmental net income, before taxes, as reported on the monthly income statement. The bonus is calculated on the twelve month period ending December 31 of each year and will be paid on or before January 31 of the immediately succeeding year. This plan is reviewed on an annual basis and is subject to change. In addition, the plan can be terminated upon notification to Mr. Havran no later than 30 days prior to the beginning of the plan year. For the 2009 plan year, the maximum bonus available under the plan was limited to $156,000 and Mr. Havran earned $156,000.

Potential Payments to Named Executive Officers
The following table sets forth estimates of the amounts that would be payable to certain of the Named Executive Officers listed in our Summary Compensation Table for the year ended December 31, 2009, in the event of their termination of employment under their employment or change in control agreements on December 31, 2009 in designated circumstances. The table does not include vested or accrued benefits under qualified benefit plans that are disclosed elsewhere in this proxy statement. The table also does not provide information on the amounts to which Mr. Carter (or his beneficiary) would be entitled on his death under individual life insurance or disability policies for which we pay or reimburse Mr. Carter for part or all of the premium. The table assumes that the provisions of Mr. Carter’s employment agreement and Ms. Wilkinson’s and Ms. Holland’s change in control agreements were in effect at December 31, 2009. The payments under Mr. Carter’s employment agreement that was entered into in February 2010 would be greater than the payments that would have been required under Mr. Carter’s agreement that was in effect at December 31, 2009. Similarly, neither Ms. Wilkinson nor Ms. Holland had change in control agreements in place at December 31, 2009. Their change in control agreements were entered into in March 2010. The estimates shown are highly dependent on a variety of factors, including but not limited to: the date of termination; interest rates; federal, state and local tax rates; and compensation history. Actual payments due could vary substantially from the estimates shown. We consider each termination scenario listed below to be exclusive of all other scenarios and do not expect that any of our executive officers would be eligible to collect the benefits shown under more than one termination scenario.

	Mr. Carter	Ms. Wilkinson	Ms. Holland

Disability
Life insurance contribution	$94,500	$—	$—
Medical, dental and other health benefits	$107,446	—	—

Death
Medical, dental and other health benefits	$15,350	—	—

Discharge Without Cause or Resignation With Good Reason — No Change in Control
Salary (lump sum)	$1,350,000	$—	$—
Bonus (lump sum)	$405,000	—	—
Medical, dental and other health benefits	$107,446	—	—
Life insurance contribution	$94,500	—	—

Discharge Without Cause or Resignation With Good Reason — Change in Control
Salary (lump sum)	$1,350,000	$430,000	$400,000
Bonus (lump sum)	$405,000	$107,500	$100,000
Medical, dental and other health benefits	$107,446	$20,117	$40,626
Life insurance contribution	$94,500	—	—
Tax Qualified Benefit Plans
401(k) Plan. OmniAmerican Bank maintains the OmniAmerican 401(k) Profit Sharing Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) Plan’s eligibility requirements. A participant may contribute up to 100% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. In addition to salary deferral contributions, the 401(k) Plan provides that OmniAmerican Bank will make matching contributions up to 5% of a participant’s salary for the year. A participant will vest in his or her matching contributions over a 6-year period at the rate of 20% per year, commencing in the second year.
Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available. In connection with the conversion, the 401(k) Plan was amended to permit investment in our common stock through the OmniAmerican Bancorp, Inc. Stock Fund. A participant will have the right to direct the trustee regarding the voting of shares purchased for his or her plan account.

Employee Stock Ownership Plan. In connection with its initial public stock offering, OmniAmerican Bank adopted an ESOP for eligible employees. Eligible employees who have attained age 21 and were employed by us as of January 1, 2009 will participate in the ESOP on the later of the effective date of the ESOP or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period. The ESOP trustee purchased, on behalf of the ESOP, 952,200 shares, which represented 8% of the total number of shares of OmniAmerican Bancorp, Inc. common stock issued in the offering. The ESOP funded its stock purchase with a loan from OmniAmerican Bancorp, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through OmniAmerican Bank’s contribution to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 25-year term of the loan. As the loan is repaid, shares will be allocated to participants’ accounts. Participants vest in their accounts over a 6-year period, with credit given for years of service prior to adoption of the ESOP, and will receive a distribution of their vested ESOP account balance upon termination of employment. Distributions will be made in a lump sum.
Defined Benefit Plan. OmniAmerican Bank maintains the OmniAmerican Bank Defined Benefit Plan, a tax-qualified defined benefit plan. Employees of OmniAmerican Bank who were age 21 or older and completed six months of employment were eligible to participate in the plan until the plan was amended to freeze participation as of December 31, 2006. Accordingly, no employees will become eligible to enter the plan on or after December 31, 2006. In addition, participants who entered the plan prior to December 31, 2006 and had an accrued benefit under the plan on that date, became fully vested in their accrued benefit as of December 31, 2006. Upon termination of employment on or after attaining age 65, a participant will be entitled to his or her accrued benefit as of December 31, 2006.
A participant who terminates employment prior to age 65 will be entitled to an early retirement benefit, provided that the participant has completed 10 years of employment. The early retirement benefit will be equal to the participant’s accrued benefit as of December 31, 2006, reduced by 5/9 percent for each complete calendar month and 5/18 percent for each complete calendar month in excess of 60 months that the participant’s termination date precedes the date on which the participant would have attained age 65. Payments of benefits under the plan are made in the form of a qualified joint and survivor life annuity if the participant has a spouse, or a straight life annuity for a participant who does not have a spouse, unless one of the optional forms of distribution has been selected. The optional forms of distribution under the plan include various annuities or a lump sum payment option.
In the event the participant dies while in active service, the participant’s beneficiary will be entitled to a qualified preretirement survivor annuity equal to the monthly benefit that would have been payable to a beneficiary if the participant retired and received his or her benefit in the form of a qualified joint and survivor annuity and immediately died thereafter, unless the participant or the beneficiary waived the qualified preretirement survivor annuity by electing to be paid a lump sum death benefit.
The following table sets forth the actuarial present value of each executive’s accumulated benefit under our pension benefit plan, along with each executive’s number of years of credited service under the plan. No payments were made under the plan to Named Executive Officers in 2009.

		Number of Years	Present Value of	Payments
		Credited	Accumulated	During Last
Name and Principal Position	Plan Name	Service(1)	Benefit	Fiscal Year

Deborah B. Wilkinson	OmniAmerican Bank	1	$38,620	$—
Senior Executive Vice President	Defined Benefit Plan
and Chief Financial Officer

Jane L. Adams(2)	OmniAmerican Bank	6	$61,731	$—
Executive Vice President	Defined Benefit Plan
and Chief Risk Officer

Robert E. Havran	OmniAmerican Bank	1	$45,336	$—
Executive Vice President,	Defined Benefit Plan
Mortgage Lending

(1)	OmniAmerican Bank Defined Benefit Plan was frozen as of December 31, 2006. Years of credited service reflects years of service through December 31, 2006.

(2)	Ms. Adams’ employment with OmniAmerican Bank was terminated in January 2010.

Directors’ Compensation
All non-employee directors received a fee of $500 per Board and committee meeting attended for the first three fiscal quarters of 2009. The Board approved an increase in its fees and the implementation of an annual retainer, commencing in the fourth quarter of 2009, at which time all non-employee directors will receive an annual retainer of $20,000 (pro-rated for the partial year and paid quarterly thereafter), a fee of $1,000 for each Board meeting and $750 for each committee meeting attended.
The following table sets forth for the year ended December 31, 2009, certain information as to the total remuneration we paid to our directors other than Mr. Carter. Information with respect to director fees paid to Mr. Carter is included above in “Executive Officer Compensation—Summary Compensation Table.”

Director Compensation Table For the Year Ended December 31, 2009
	Fees Earned or	All Other
Name	Paid in Cash(1)	Compensation(2)	Total
Elaine Anderson	$33,250	$3,111	$36,361
Joan Anthony	20,000	120	20,120
Wayne P. Burchfield, Jr.	23,500	5,264	28,764
Patti Callan	24,750	5,496	30,245
Norman G. Carroll	26,000	3,231	29,231
Patrick D. Conley	25,500	2,550	28,050
James Herring	23,250	6,000	29,250
John F. Sammons, Jr.	17,000	2,860	19,860

(1)	See table below for breakdown of fees earned in 2009.

(2)	Consists of amounts paid for health insurance for directors. Board members are reimbursed up to $500 per month for their cost of health insurance.
The table below identifies the meetings, by type, for which each non-employee director received compensation from OmniAmerican Bank during the 2009 fiscal year.

				Enterprise
	Regular	Special		Risk	Audit	Compliance	Compensation
	Board	Board		Management	Committee	Committee	Committee	Other
Name	Meetings	Meetings	Retainer	Meetings	Meetings	Meetings	Meetings	Meetings

Elaine Anderson	$7,500	$1,500	$5,000	$2,750	$5,250	$4,750	$6,000	$500
Joan Anthony	7,500	1,500	5,000	—	—	—	6,000	—
Wayne P. Burchfield, Jr.	7,500	1,500	5,000	2,750	6,750	—	—	—
Patti Callan	7,500	1,500	5,000	—	—	4,750	6,000	—
Norman G. Carroll	7,500	1,500	5,000	—	6,750	4,750	—	500
Patrick D. Conley	7,500	1,500	5,000	—	6,750	4,750	—	—
James Herring	7,500	1,500	5,000	2,750	—	—	6,000	500
John F. Sammons, Jr.	6,500	1,500	5,000	—	—	—	4,000	—
Transactions With Certain Related Persons
The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by OmniAmerican Bank to our executive officers, employees and directors in compliance with federal banking regulations. At December 31, 2009, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons not related to OmniAmerican Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.
In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of our loans to our executive officers and directors and their related entities was $2.4 million at December 31, 2009. As of December 31, 2009, these loans were performing according to their original terms and were made in compliance with federal banking regulations.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our independent registered public accounting firm for the year ended December 31, 2009 was McGladrey & Pullen, LLP. Our Audit Committee has approved the engagement of McGladrey & Pullen, LLP to be our independent registered public accounting firm for the year ending December 31, 2010, subject to the ratification of the engagement by our stockholders as required by our Bylaws. At the annual meeting, the stockholders will consider and vote on the ratification of the engagement of McGladrey & Pullen, LLP for the year ending December 31, 2010. A representative of McGladrey & Pullen, LLP is expected to attend the annual meeting to respond to appropriate questions and to make a statement if he so desires.
Although stockholder ratification of the independent registered public accounting firm is required by our Bylaws, even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interest of OmniAmerican Bancorp, Inc. and its stockholders.
Set forth below is certain information concerning aggregate fees billed for professional services rendered by McGladrey & Pullen, LLP during the years ended December 31, 2009 and 2008.
The aggregate fees included in the Audit Fees category were fees billed for the fiscal years for the audit of our annual financial statements and the review of our quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the stated periods.

	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008

Audit Fees	$193,405	$154,762
Audit-Related Fees	26,897	25,531
Tax Fees	25,150	18,990
All Other Fees	254,937	—
Audit Fees. Audit fees of $193,405 for the year ended December 31, 2009 and $154,762 for the year ended December 31, 2008 were for professional services rendered for the audits of our consolidated financial statements and internal controls over financial reporting and review of the financial statements included in our quarterly reports on Form 10-Q.
Audit-Related Fees. Audit-related fees of $26,897 and $25,531 for the years ended December 31, 2009 and 2008, respectively, were for assurance and related services related to our retirement benefit plans.
Tax Fees. Tax fees of $25,150 and $18,990 for the years ended December 31, 2009 and 2008, respectively, were for services related to tax preparation and tax consultation services.
All Other Fees. Fees billed for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the year ended December 31, 2009, consisted of $254,937 for professional services related to our initial public stock offering completed in January 2010. There were no such fees billed in the year ended December 31, 2008.
The Audit Committee has considered whether the provision of non-audit services, which relate primarily to tax consulting services rendered, is compatible with maintaining the independence of McGladrey & Pullen, LLP. The Audit Committee concluded that performing such services does not affect the independence of McGladrey & Pullen, LLP in performing its function as our independent registered public accounting firm.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving an engagement prior to the engagement or pursuant to a pre-approval policy with respect to particular services. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All audit-related fees, tax fees and all other fees described above were approved either as part of our engagement of McGladrey & Pullen, LLP or pursuant to the pre-approval policy described above.
In order to ratify the selection of McGladrey & Pullen, LLP as the independent registered public accounting firm for the year ending December 31, 2010, the proposal must receive at least a majority of the votes represented at the annual meeting, without regard to broker non-votes, in favor of such ratification. The Audit Committee of the Board of Directors recommends a vote “FOR” the ratification of McGladrey & Pullen, LLP as the independent registered public accounting firm for the year ended December 31, 2010.
ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED
AT AN ANNUAL MEETING
Our Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, our Secretary must receive written notice not earlier than the 90th day nor later than the 80th day prior to date of the annual meeting; provided, however, that in the event that less than 90 days’ notice or prior public disclosure of the date of the annual meeting is provided to stockholders, then, to be timely, notice by the stockholder must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made.
The notice with respect to stockholder proposals that are not nominations for director must set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on OmniAmerican Bancorp, Inc.’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of OmniAmerican Bancorp, Inc. which are owned beneficially or of record by such stockholder and such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
The notice with respect to director nominations must include (i) as to each individual whom the stockholder proposes to nominate for election as a director, (A) all information relating to such person that would indicate such person’s qualification under Article 2, Section 12 of our Bylaws, including an affidavit that such person would not be disqualified under the provisions of Article 2, Section 12 of the Bylaws and (B) all other information relating to such individual that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation; and (ii) as to the stockholder giving the notice, (A) the name and address of such stockholder as they appear on OmniAmerican Bancorp, Inc.’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (B) the class or series and number of shares of capital stock of OmniAmerican Bancorp, Inc. which are owned beneficially or of record by such stockholder and such beneficial owner; (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

Nothing in this Proxy Statement shall be deemed to require us to include in our Proxy Statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.
The 2011 Annual Meeting of Stockholders is expected to be held May 24, 2011. Accordingly, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be received by our Secretary no earlier than March 16, 2011 and no later than March 28, 2011. If notice is received prior to March 16, 2011 or after March 28, 2011, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting.
STOCKHOLDER PROPOSALS
In order to be eligible for inclusion in our proxy materials for our 2011 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at our executive office, 1320 South University Drive, Suite 900, Fort Worth, Texas 76107, no later than January 4, 2011. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.
OTHER MATTERS
The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.
MISCELLANEOUS
The cost of solicitation of proxies will be borne by OmniAmerican Bancorp, Inc. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares of common stock. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally, by telegraph, telephone, electronic mail or other forms of communication without additional compensation. Our Annual Report on Form 10-K for the year ended December 31, 2009 has been mailed or made available online to all stockholders of record as of April 20, 2010. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing us.
BY ORDER OF THE BOARD OF DIRECTORS
Mary-Margaret Lemons
Corporate Secretary
Fort Worth, Texas
April 30, 2010

REVOCABLE PROXY
OMNIAMERICAN BANCORP, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 25, 2010
The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of OmniAmerican Bancorp, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Fort Worth Club, Sunset Room, 306 West Seventh Street, Fort Worth, Texas, at 10:00 a.m. (Central Time) on Tuesday, May 25, 2010 and at any adjournment or postponement thereof. The Board of Directors is authorized to cast all votes to which the undersigned is entitled as follows:

FOR ALL
		FOR	WITHHOLD	EXCEPT

1.	The election as Directors of all nominees listed below each to serve for a three-year term	☐	☐	☐

Elaine Anderson
James Herring

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		FOR	AGAINST	ABSTAIN

2.	The approval of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐
The Board of Directors recommends a vote “FOR” each of the listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of OmniAmerican Bancorp, Inc. at the annual meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of OmniAmerican Bancorp, Inc. at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the annual meeting.
The undersigned acknowledges receipt from OmniAmerican Bancorp, Inc. prior to the execution of this proxy of a Notice of the annual meeting, audited financial statements and a proxy statement dated April 30, 2010.

Dated: , 2010	☐	Check Box if You Plan
to Attend Meeting

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER
Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Please complete and date this proxy and return it promptly
in the enclosed postage-prepaid envelope.